Exhibit 99.1

URBAN OUTFITTERS, INC.

Fourth Quarter Results

Philadelphia, PA – March 7, 2017

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Sales

PHILADELPHIA, PA, March 7, 2017 – Urban Outfitters, Inc. (NASDAQ:URBN), a portfolio of global consumer brands comprised of Anthropologie, Bhldn, Free People, Terrain and Urban Outfitters brands and our Food and Beverage division, today announced net income of $64 million and $218 million for the three months and year ended January 31, 2017, respectively. Earnings per diluted share were $0.55 and $1.86 for the three months and year ended January 31, 2017, respectively.

Total Company net sales for the fourth quarter of fiscal 2017 increased 2% over the same quarter last year to a record $1.03 billion. Comparable Retail segment net sales, which include our comparable direct-to-consumer channel, were flat. By brand, comparable Retail segment net sales increased 2.0% at Urban Outfitters and 1.2% at Free People, but decreased 2.9% at the Anthropologie Group. Comparable Retail segment sales were driven by strong, double-digit growth in the direct-to-consumer channel, which were offset by negative retail store comparable net sales. Wholesale segment net sales decreased by 1%, as the prior year period benefitted from late shipments of third quarter bookings.

For the year ended January 31, 2017, total company net sales increased to $3.5 billion or 3% over the prior year. Comparable Retail segment net sales increased 1%. Wholesale segment net sales increased 11%.

“We are pleased to announce record fourth quarter and full year sales driven mostly by the continued success in the direct-to-consumer channel,” said Richard A. Hayne, Chief Executive Officer. “As we enter a new year, we will continue to shift our efforts and spend into our fastest growing channel,” finished Mr. Hayne.

Net sales by brand and segment for the three and twelve month periods were as follows:

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Net sales by brand
Urban Outfitters	$413,799	$415,448	$1,414,996	$1,392,040
Anthropologie Group	423,985	417,723	1,445,395	1,437,141
Free People	186,346	178,482	662,726	609,552
Food and Beverage	6,028	1,753	22,677	6,401

Total Company	$1,030,158	$1,013,406	$3,545,794	$3,445,134

Net sales by segment
Retail Segment	$955,909	$938,681	$3,256,890	$3,184,955
Wholesale Segment	74,249	74,725	288,904	260,179

Total Company	$1,030,158	$1,013,406	$3,545,794	$3,445,134

For the three months ended January 31, 2017, the gross profit rate decreased by 142 basis points versus the prior year’s comparable period. The decline in gross profit rate was driven by deleverage in customer delivery and logistics expense rates primarily due to the increased penetration of the direct-to-consumer channel and deleverage in maintained margins due to lower initial mark-up and higher markdowns at both the Anthropologie and Urban Outfitters brands.

Store occupancy as a rate of sales was flat for the quarter, which includes approximately $4 million of store impairment charges in the current year and approximately $7 million of store impairment charges in the prior year. The current year store impairment charges related to one Urban Outfitters store and two Free People stores, all located in the United States.

For the year ended January 31, 2017, the gross profit rate increased by 21 basis points versus the prior year’s comparable period. The increase in gross profit rate was primarily driven by improvement in the Urban Outfitters brand maintained margins due to lower merchandise markdowns compared to the prior year. This increase was partially offset by a lower gross profit rate at the Free People brand, which was primarily driven by lower maintained margins due to higher merchandise markdowns, and total Company deleverage in customer delivery and logistics expense primarily related to the increased penetration of our direct-to-consumer channel.

As of January 31, 2017, total inventory increased by $8 million, or 3%, on a year-over-year basis. The increase in inventory relates to inventory to support non-comp stores. On a year-over-year basis total Company selling square footage increased 5%. Comparable Retail segment inventory decreased 2% at cost.

For the three months and year ended January 31, 2017, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 40 basis points and 93 basis points when compared to the prior year’s comparable periods, respectively. The deleverage in the quarter related to an increase in direct store expenses. These expenses primarily relate to recently opened expanded format Anthropologie and Free People stores. The deleverage for the full year ended January 31, 2017, was primarily due to direct store expenses to support our square footage growth and expanded format stores and an increase in direct marketing expenses to support our direct-to-consumer channel growth.

The Company’s effective tax rate for the fourth quarter of fiscal 2017 was 34.9% compared to 36.9% in the prior year period. The decrease in the fourth quarter tax rate was due to a change in the ratio of certain foreign profits to global taxable profits. The effective tax rate for the year ended January 31, 2017 was 35.5% compared to 35.9% in the prior year comparable period.

On February 23, 2015, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program. Under this authorization, the Company repurchased and subsequently retired 1.3 million common shares for approximately $46 million during the year ended January 31, 2017 and repurchased and retired an additional 12.7 million common shares for approximately $382 million during fiscal 2016. As of January 31, 2017, 6.0 million common shares are remaining under this authorization.

During the year ended January 31, 2017, the Company opened a total of 29 new stores including: 15 Free People stores, 10 Anthropologie Group stores and 4 Urban Outfitters stores; and closed 7 stores including: 3 Anthropologie Group stores, 2 Free People stores and 2 Urban Outfitters stores. During the year ended January 31, 2017, the Company opened 2 net new restaurants and acquired 6 Vetri Family restaurants, which are included in the Food and Beverage division.

Urban Outfitters, Inc. is a portfolio of global consumer brands which offers a variety of lifestyle merchandise and consumer products to highly defined customer niches through 242 Urban Outfitters stores in the United States, Canada, and Europe, and websites; 225 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 127 Free People stores in the United States and Canada, catalogs and websites; Free People wholesale, which sells its product to approximately 1,900 specialty stores and select department stores worldwide; and 12 Food and Beverage restaurants, as of January 31, 2017.

A conference call will be held today to discuss fourth quarter results and will be webcast at 5:00 pm. ET at: http://edge.media-server.com/m/p/kcrb8id8

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from a worldwide political and economic crisis, any effects of terrorist acts or war, natural disasters or severe weather conditions, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, failure of our manufacturers to comply with our social compliance program, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2017	2016	2017	2016
Net sales	$1,030,158	$1,013,406	$3,545,794	$3,445,134
Cost of sales	689,844	664,218	2,301,181	2,243,232

Gross profit	340,314	349,188	1,244,613	1,201,902
Selling, general, and administrative expenses	240,787	232,739	906,086	848,323

Income from operations	99,527	116,449	338,527	353,579
Other expense, net	(776)	(894)	(428)	(3,548)

Income before income taxes	98,751	115,555	338,099	350,031
Income tax expense	34,463	42,677	119,979	125,542

Net income	$64,288	$72,878	$218,120	$224,489

Net income per common share:
Basic	$0.55	$0.61	$1.87	$1.79

Diluted	$0.55	$0.61	$1.86	$1.78

Weighted-average common shares and common share equivalents outstanding:
Basic	116,233,694	118,568,962	116,873,023	125,232,499

Diluted	116,810,034	118,606,002	117,291,117	126,013,414

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	67.0%	65.5%	64.9%	65.1%

Gross profit	33.0%	34.5%	35.1%	34.9%
Selling, general, and administrative expenses	23.3%	23.0%	25.6%	24.6%

Income from operations	9.7%	11.5%	9.5%	10.3%
Other expense, net	(0.1%)	(0.1%)	(0.0%)	(0.1%)

Income before income taxes	9.6%	11.4%	9.5%	10.2%
Income tax expense	3.4%	4.2%	3.3%	3.7%

Net income	6.2%	7.2%	6.2%	6.5%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	January 31, 2017	January 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$248,140	$265,276
Marketable securities	111,067	61,061
Accounts receivable, net of allowance for doubtful accounts of $588 and $664, respectively	54,505	75,723
Inventory	338,590	330,223
Prepaid expenses and other current assets	129,095	102,078

Total current assets	881,397	834,361
Property and equipment, net	867,786	863,137
Marketable securities	44,288	36,600
Deferred income taxes and other assets	109,166	99,203

Total Assets	$1,902,637	$1,833,301

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$119,537	$118,035
Accrued expenses, accrued compensation and other current liabilities	233,391	211,196

Total current liabilities	352,928	329,231
Long-term debt	—	150,000
Deferred rent and other liabilities	236,625	216,843

Total Liabilities	589,553	696,074

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 116,233,781 and 117,321,120 shares issued and outstanding, respectively	12	12
Additional paid-in capital	—	—
Retained earnings	1,347,141	1,160,666
Accumulated other comprehensive loss	(34,069)	(23,451)

Total Shareholders’ Equity	1,313,084	1,137,227

Total Liabilities and Shareholders’ Equity	$1,902,637	$1,833,301